Exhibit 10.3

______________, 202_

Re: Retention Opportunity

Dear [EMPLOYEE]:

You are a valued employee of Westrock Coffee Company (the “Company”), and we believe that you are in a position to make a significant contribution in the coming year. Accordingly, we are providing you with the retention opportunity described in this letter pursuant to the Westrock Coffee Company 2022 Equity Incentive Plan (as amended, modified or supplemented from time to time, the “Plan”).

On the next payroll date following the date of this letter, the Company will pay you a cash bonus (the “Cash Bonus”) in the amount of $________ (less applicable withholding). You will be required to repay the gross amount of the Cash Bonus if, prior to the first anniversary of the date of this letter, your employment with the Company is terminated by the Company for “Cause” (as defined below) or voluntarily by you for any reason other than due to your death or “Disability” (as defined below). The Cash Bonus is a Cash Award for purposes of the Plan.

On the date of this letter, the Company will grant to you a restricted stock unit award (the “RSU Award”) with a grant date value of $________ // in respect of ________ shares of common stock of the Company. The RSU Award will vest on the first anniversary of the date of this letter, subject to your continued employment with the Company through the vesting date and the terms of the award agreement.

For purposes of this letter:

(a)

“Cause” means, unless otherwise defined in any employment agreement between you and the Company, (i) your willful failure to substantially perform your duties; (ii) any act of fraud, misappropriation, dishonesty, malfeasance or embezzlement by you in connection with the performance of your duties to the Company and its affiliates; (iii) your material violation of any policies of the Company or its affiliates or any restrictive covenants applicable to you; or (iv) your conviction of, or entering a plea of nolo contendere to, a felony.

(b)

“Disability” means, unless otherwise defined in any employment agreement between you and the Company, your absence of from your duties with the Company and its affiliates on a full-time basis for 120 consecutive days, or for 180 days (which need not be consecutive) within a 365-day period, as a result of incapacity due to mental or physical illness.

You acknowledge and agree that your employment is “at will” and may be terminated by either you or the Company at any time and for any reason.

This letter and the awards granted hereunder are subject to the terms of the Plan and shall be governed by, and construed in accordance with, the laws of the State of Arkansas, without reference to its conflict of law rules. All benefits hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.

Please be mindful of the fact that the Company has made this retention opportunity available to a select group of employees of the Company. Please keep confidential the fact that you have received this letter as well as the contents of this letter.

We look forward to a very promising future. In order to be eligible to receive these benefits, it is important that you sign this letter and return it to _______________ as soon as practicable.

Very truly yours,

By:

Title:

Accepted and Acknowledged: